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                     June 21, 2023

       Chi Wai Dennis Tam
       Co-Chief Executive Officer
       Black Spade Acquisition Co
       Suite 2902, 29/F, The Centrium
       60 Wyndham Street
       Central, Hong Kong

                                                        Re: Black Spade
Acquisition Co
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 9, 2023
                                                            File No. 001-40616

       Dear Chi Wai Dennis Tam:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              James Lin, Esq.